MILLENNIUM ENTERS INTO
COMMERCIALIZATION AND DEVELOPMENT AGREEMENT WITH ORTHO
BIOTECH PRODUCTS, L.P., FOR VELCADE™ (bortezomib) FOR INJECTION

-Millennium retains rights to U.S. market; Companies share global development-

Cambridge, Mass. June 30, 2003 – Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced that it has entered into an agreement with Ortho Biotech Products, L.P., a Johnson & Johnson company, to collaborate on the commercialization and continued clinical development of VELCADE. VELCADE, a novel, first-in-class cancer therapy, was approved for marketing by the U.S. Food and Drug Administration (FDA) on May 13, 2003 and launched by Millennium on May 19, 2003.

“We believe this collaboration with Ortho Biotech strongly positions Millennium to accomplish our near-, mid- and long-term goals, including applying significant resources to the commercialization and broad development of VELCADE, supporting our path to profitability and realizing the long-term value of this novel product,” said Mark Levin, chief executive officer and chairperson, Millennium. “This collaboration also enables us to simultaneously invest in our rich pipeline to continue to deliver breakthrough treatments to patients.”

Agreement Terms

Under the terms of the agreement, Millennium will retain all commercialization rights to and profits from VELCADE in the U.S. Following regulatory approvals of VELCADE outside the U.S., Ortho Biotech and its affiliate, Janssen-Cilag, will commercialize VELCADE outside of the U.S. and Millennium will retain an option to co-promote VELCADE at a future date in certain European countries. Millennium will receive royalties from Ortho Biotech and its affiliate Janssen-Cilag on sales outside the U.S.

Further to the terms of the agreement, Millennium will receive an upfront payment from Ortho Biotech of $15 million. In addition, Millennium may receive payments for achieving clinical development and regulatory approvals outside of the U.S. related to multiple myeloma and sales milestones that may total up to $125 million. Additionally, Millennium will be eligible to receive payments of up to approximately $330 million for achieving pre-specified clinical and regulatory approval milestones outside of the U.S. for additional solid and/or hematological cancers, and up to $65 million upon achieving sales milestones outside of the U.S. Payments are activated by specific accomplishments over the life of the agreement.

Millennium, in addition to Ortho Biotech and its research affiliate, Johnson & Johnson Pharmaceutical Research & Development, L.L.C., will jointly engage in a comprehensive global program for further clinical development of VELCADE in the U.S., the E.U. and Japan to maximize the clinical and commercial potential of VELCADE. This program will investigate the potential of VELCADE to treat multiple forms of solid and hematological cancers, including continued investment in multiple myeloma. Ortho Biotech will be responsible for 40 percent of the joint development costs through 2005 and for 45 percent of those costs thereafter. Total joint development costs, assuming success in multiple tumor types, may be up to $500 million based on existing development plans.

“We believe Ortho Biotech is an outstanding commercialization and development collaborator to fully explore the potential of VELCADE and help deliver this novel oncology product to patients in need around the world,” said Barry Greene, general manager of oncology, Millennium. “Ortho Biotech has earned a global reputation for its strength in oncology, and we are delighted that they have committed to VELCADE as a central component of their product portfolio.”

About VELCADE

VELCADE, the first of a new class of medicines called proteasome inhibitors, is the first treatment in more than a decade to be approved by the FDA for patients with multiple myeloma – a cancer of the blood. Millennium received approval from the U.S. Food and Drug Administration on May 13, 2003 to market VELCADE for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit such as an improvement in survival.

VELCADE has a generally predictable, manageable safety profile (with appropriate monitoring and, if necessary, dose modification). VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

In 228 patients who were treated with VELCADE™ (bortezomib) for Injection in two phase II studies of multiple myeloma, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise and weakness) (65 percent), nausea (64 percent), diarrhea (51 percent), appetite decreased (including anorexia) (43 percent), constipation (43 percent), thrombocytopenia (43 percent), peripheral neuropathy (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (37 percent), pyrexia (36 percent), vomiting (36 percent), and anemia (32 percent). Fourteen percent of patients experienced at least one episode of grade four toxicity, with the most common toxicity being thrombocytopenia (three percent) and neutropenia (three percent). A total of 113 (50 percent) of the 228 patients experienced serious adverse events (SAEs). The most commonly reported SAEs included pyrexia (seven percent), pneumonia (7 percent), diarrhea (6 percent), vomiting (5 percent), dehydration (5 percent) and nausea (4 percent).

For more information about VELCADE™ (bortezomib) for Injection, patients and physicians can contact the Millennium Medical Product Information Department at (866) VELCADE, or for European calls, 1-510-740-1273.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, markets VELCADE™ (bortezomib) for Injection, a novel cancer product, and has a robust clinical development pipeline of product candidates.  The Company’s research, development and commercialization activities are focused in four disease areas: cardiovascular, oncology, inflammation and metabolic. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized technology platform, Millennium is seeking to develop breakthrough personalized medicine products.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various risks may cause the Company’s actual results to differ materially, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection and VELCADE™ (bortezomib) for Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Millennium will hold a live webcast of its conference call to discuss the collaboration with Ortho Biotech at 4:30 p.m. EDT on Monday, June 30, 2003. The webcast can be accessed by visiting the Investor section of the Company's website, www.millennium.com. Following the webcast an archived version of the call will be available at the same address until July 2, 2003 at 4:30 p.m.